Exhibit 99.1

SmartFinancial and Cornerstone Bancshares

Announce Merger Completion

Partnership Creates Premier Franchise in Strong Southeastern Markets

Knoxville, TN and Chattanooga, TN - September 2, 2015 (PR Newswire)

SmartFinancial, Inc., parent company of SmartBank, and Cornerstone Bancshares, Inc., parent company of Cornerstone Community Bank, announced the closing of the merger of their two holding companies, with the combined company to carry the name of “SmartFinancial, Inc.” The company also intends to change the trading symbol of its common stock to “SMBK” (OTCBB: SMBK) from “CSBQ” (OTCBB: CSBQ), and has relocated its corporate headquarters to Knoxville, Tennessee. The company has also filed an application to list its common stock on the Nasdaq Capital Market under the symbol “SMBK.”

On a pro forma combined basis, based on financial results as of June 30, 2015, SmartFinancial had approximately $980 million in total assets, with 12 full-service branch locations in the East Tennessee and the Florida Panhandle markets. The company plans to merge SmartBank and Cornerstone Community Bank in 2016, after which time the combined bank is expected to be the twelfth largest bank chartered in Tennessee.

“After months of diligent planning and preparation, it gives me great pleasure to announce the completion of this merger,” said SmartFinancial’s President and CEO Billy Carroll. “This is a true merger of equals which will allow us to retain our existing talented team, build on our combined strengths, shared values and culture while operating more efficiently for the benefit of all stakeholders.”

“We are excited about where we’re heading with this unique partnership,” said Chairman Miller Welborn, who will be based at Cornerstone Community Bank’s main office, located in the heart of Chattanooga’s “Innovation District” downtown. “As we transform into a more dynamic and innovative bank, we will be better positioned to grow with our strong Southeastern markets,” he said. “As we redefine banking for the future, we will always remain a community bank, with a heart and soul centered on relationships, people and the communities we serve.”

Under the terms of the merger agreement and a concurrent four-to-one reverse stock split of CSBQ stock, each outstanding share of common stock held by legacy SmartFinancial shareholders will be converted into 1.05 shares of the surviving company’s common stock. The surviving company’s board includes the current seven members of the legacy SmartFinancial board and four legacy members of the previous Cornerstone Bancshares board, under the following leadership structure: Miller Welborn, Chairman; Bill Carroll, Vice-Chairman; and Billy Carroll, President and Chief Executive Officer.

Additional information may be found at the corporate investor relations site: www.smartfinancialinc.com

Advisors in Transaction

SmartFinancial was advised by Hovde Financial and the law firm of Butler Snow LLP. Cornerstone was advised by Raymond James & Associates, Inc. and the law firm of Miller & Martin PLLC.

About SmartFinancial, Inc.

SmartFinancial, Inc., based in Knoxville, Tennessee, is the bank holding company for SmartBank and Cornerstone Community Bank. SmartBank is a full-service commercial bank founded in 2007, with seven branches throughout East Tennessee and the Florida Panhandle. Recruiting the best people, delivering exceptional client service, strategic branching and a conservative and disciplined approach to lending have all given rise to SmartBank’s success. More information about SmartFinancial can be found on its website: www.smartbank.com. Cornerstone Community Bank is a full-service commercial bank founded in 1996, with five branches throughout the Chattanooga MSA and one loan production office in Dalton, Georgia. Cornerstone Community Bank specializes in providing customized financial solutions for businesses and consumers, by offering a comprehensive range of products and services designed to help companies and individuals build strong financial foundations. More information about Cornerstone Community Bank can be found on its website: www.cscbank.com.

This release contains forward-looking statements. SmartFinancial cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: changes in management’s plans for the future, prevailing economic and political conditions, particularly in our market area; credit risk associated with our lending activities; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and other factors that may be described in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time.

In addition to these risks, acquisitions and business combinations present risks other than those presented by the nature of the business acquired. Acquisitions and business combinations may be substantially more expensive to complete than originally anticipated, and the anticipated benefits may be significantly harder—or take longer—to achieve than expected. As regulated financial institutions, our pursuit of attractive acquisition and business combination opportunities could be negatively impacted by regulatory delays or other regulatory issues. Regulatory and/or legal issues related to the pre-acquisition operations of an acquired or combined business may cause reputational harm to SmartFinancial following the acquisition or combination, and integration of the acquired or combined business with ours may result in additional future costs arising as a result of those issues.

The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, SmartFinancial assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Source

SmartFinancial, Inc.

Investor Contacts

SmartFinancial, Inc.

Billy Carroll

President & CEO

865.868.0613

Frank Hughes

Executive Vice President

Investor Relations

423.385.3009

Media Contact

Kelley Fowler

First Vice President, Public Relations & Marketing

SmartBank

865.868.0611

kfowler@smartbank.net